INDEMNIFICATION AGREEMENT
                            -------------------------

      This is an agreement between Tartan Technical, Inc., ("Seller"), 24 Westech Drive, Tyngsboro, Massachusetts, on the one hand, and Cadapult Graphic Systems, Inc. ("Buyer"), 110 CommerceDrive, Allendale, New Jersey,on the other hand.

      WHEREAS, Buyer this day is purchasing Seller's business located at 24 Westech Drive, Tyngsboro, Massachusetts, (the "Business");

      NOW THEREFORE:

1. Seller agrees to indemnify and hold Buyer, its affilliates, and their respective shareholders, directors, officers, employees and agents (the "Buyer Indemnitees") harmless from andagainst:

      a.    any claims asserted against the Buyer Indemnitees arising out of

Seller's purchase or ownership of the Business prior to the closing or sale of the Business and not assumed by buyer in writing; and,

      b. any claim arising pursuant to Seller's representations and warranties contained in the Asset Purchase Agreement or the Bill of Sale executed this date.

Seller's indemnification pursuant to this paragraph shall include the Buyer's Indemnitee's legal fees and other reasonable expenses.

2. Buyer agrees to indemnify and hold Seller, its affilliates, and their respective shareholders, directors, officers, employees and agents and Thomas M. and Kathleen McLeod (the "Seller Indemnitees") harmless from and against:

      a. any claims asserted against the Seller Indemnitees arising out of Buyer's purchase or ownership of the Business after the closing or sale of the Business and not assumed by Seller in writing; and,

      b. any claim arising pursuant to Buyer's representations and warranties contained in the Asset Purchase Agreement or the Bill of Sale executed this date.

Buyer's indemnification pursuant to this paragraph shall include the Seller's Indemnitee's legal fees and other reasonable expenses.

SELLER:                                   BUYER:
Tartan Technical, Inc.                    Cadapult Graphic Systems, Inc.
BY:  /s/ Thomas M. McLeod                 Micahel Levin, President
   ------------------------               -------------------------------
Thomas M. McLeod, President               Michael Levin, President

Date:	January 7, 1999